090204

BARBARA K. CEGAVSKE
Secretary of State
202 North Carson Street
Carson City, Nevada 89701-4201
(775) 684-5708
Website: www.nvsos.gov

Filed in the office of	Document Number
Barbara K. Cegavske	**20170479671-14**
Barbara K. Cegavske Secretary of State State of Nevada	Filing Date and Time **11/13/2017 10:10 AM**
	Entity Number **E0375472008-9**

Certificate of Amendment

(PURSUANT TO NRS 78.385 AND 78.390)

USE BLACK INK ONLY - DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Amendment to Articles of Incorporation For Nevada Profit Corporations

(Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)

1. Name of corporation:

Orgenesis Inc.

2. The articles have been amended as follows: (provide article numbers, if available)

Article 3 is amended to read as follows:

Effective on 11:59 pm Eastern Time on November13,2017 (the "Effective Time"), every twelve (12) shares of the Corporation's common stock, par value $0.0001 per share (the "Old Common Stock") issued and outstanding immediately prior to the Effective Time, will automatically and without any action on the part of the respective holders thereof be combined and converted into one (1) share of common stock, par value $0.0001 per share (the "New Common Stock"), such combination and conversion referred to hereinafter as the "Reverse Stock Split".

Notwithstanding the immediately preceding sentence, no fractional shaers of the New Common Stock will be issued to the holders of record of the Old Common Stock (continued on the attachment)

3. The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation* have voted in favor of the amendment is:

4. Effective date and time of filing: (optional) Date: Time:

(must not be later than 90 days after the certificate is filed)

5. Signature: (required)

X Vered Caplan

Signature of Officer

*If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless to limitations or restrictions on the voting power thereof.

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.

ATTACHMENT TO THE CERTIFICATE OF AMENDMENT

in connection with the foregoing reclassification of shares of Old Common Stock and the Corporation shall not recognize on its stock record books any purported transfer of any fractional share of New Common Stock. In lieu thereof, each fraction share of New Common Stock shall be rounded up to the nearest whole number.

Immediately after the Effective Time, the total number of shares that the Corporation is authorized to issue is 145,833,334 shares of common stock, par value $0.0001, and no shares without par value.